Exhibit 99.1

Aquinox Announces Topline Results of Phase 3 LEADERSHIP 301

Clinical Trial in Interstitial Cystitis/Bladder Pain Syndrome

VANCOUVER, British Columbia, June 27, 2018 — Aquinox Pharmaceuticals, Inc. (“Aquinox”) (NASDAQ:AQXP) today announced that the Phase 3 LEADERSHIP 301 clinical trial evaluating once-daily, oral rosiptor (AQX-1125) for the treatment of interstitial cystitis/bladder pain syndrome (IC/BPS) failed to meet its primary endpoint.

“This is a disappointing result for Aquinox and for patients,” said David Main, President and CEO of Aquinox. “LEADERSHIP 301 was a robust and well-conducted trial, and we believe the results are definitive. We have conducted a number of sensitivity, subpopulation, and secondary endpoint analyses and none demonstrate a benefit of rosiptor over placebo. We had hoped to deliver better news to the patients and investigators that made the personal commitment to participate in the trial.”

Main added, “These results support halting all further development activities with rosiptor. We will be undertaking a thorough evaluation of our pipeline and other strategic options available to the company and will be in a position to provide further guidance later this year.”

LEADERSHIP 301 enrolled 433 participants, including 341 female subjects who were randomized to receive rosiptor 100 mg or 200 mg, or placebo. The trial was balanced in terms of baseline characteristics between arms, and enrolled a population very similar to the prior Phase 2 trial. Rosiptor failed to achieve a statistically significant reduction in the mean change from Baseline at Week 12 in maximum daily bladder pain score compared to placebo (P=0.41) in the female subjects, which was the primary endpoint.

Rosiptor was generally well tolerated with the rate of adverse events during the 12-week treatment period similar to that of placebo and prior trials.

Aquinox will host a conference call later today for investors regarding this announcement with details as follows:

Conference Call and Webcast Details:

Date: June 27, 2018

Time: 8:30 AM EDT, 5:30 AM PDT

Toll-free: 1-866-357-7878

International: 1-315-625-3088

Audience Passcode 9289537

Webcast URL: https://edge.media-server.com/m6/p/n9fonzcy

The archived webcast will also be available on Aquinox’s website at www.aqxpharma.com approximately two hours after the event and will be available for replay for at least 30 days after the event.

About the LEADERSHIP 301 Trial

The LEADERSHIP 301 trial was a three-arm, multicenter, randomized, double-blind, placebo-controlled Phase 3 clinical trial assessing the effect of once-daily rosiptor (AQX-1125) on bladder pain and urinary symptoms in subjects with interstitial cystitis/bladder pain syndrome (IC/BPS). Subjects were enrolled at leading clinical research centers in the United States, Canada, and Europe.

About Interstitial Cystitis/Bladder Pain Syndrome

Interstitial cystitis/bladder pain syndrome (IC/BPS) is a debilitating condition marked by chronic bladder pain and urinary symptoms. Patients may experience recurring pain, pressure, and/or discomfort perceived to be related to the urinary bladder as well as urinary frequency, urgency, and/or nocturia. The pain often worsens upon bladder filling and may be relieved upon bladder emptying. Many patients living with IC/BPS report that it takes a physical, emotional, and psychological toll, greatly impacting employment and social and intimate relationships. There are currently few FDA approved and/or effective treatment options for IC/BPS. Only about 1M of the 5.5M adults in the United States with symptoms of IC/BPS have been diagnosed or are receiving treatment.

About Aquinox Pharmaceuticals, Inc.

Aquinox Pharmaceuticals, Inc. is a pharmaceutical company developing novel therapeutics for conditions marked by inflammation, inflammatory pain, and blood cancers. For more information, please visit www.aqxpharma.com.

Cautionary Note on Forward-Looking Statements

Certain of the statements made in this press release are forward looking, including those relating to evaluation of our pipeline and strategic options. These statements are subject to risks and uncertainties that could cause actual results and events to differ materially from those anticipated, including, but not limited to, risks and uncertainties related to: clinical drug development is a lengthy and expensive process with an uncertain outcome; our ability to identify or acquire additional clinical candidates, our ability obtain and maintain regulatory approval for any future product candidates and the potential safety, efficacy or clinical utility of or any future product candidates. Actual results or developments may differ materially from those projected or implied in these forward-looking statements. More information about the risks and uncertainties faced by Aquinox is contained in the company’s Annual Report on Form 10-K for the year ended December 31, 2017, and subsequent reports, filed with the Securities and Exchange Commission. Aquinox disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Investor Contact: Brendan Payne Associate Director, Investor Relations Aquinox Pharmaceuticals, Inc. 604.901.3019 ir@aqxpharma.com	Media Contact: Dan Boyle Orangefiery 818.209.1692 dan@orangefiery.com